                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 17 day of May, 2001 by and among Rite Aid Corporation, a Delaware corporation (the "Company"), Transamerica Investment Management, LLC ("Transamerica") and the Other Purchasers (as defined below) (together with Transamerica, the "Purchasers").

                               W I T N E S S E T H

         WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), all in accordance with the terms and provisions of this Agreement; and

         WHEREAS, this Agreement memorializes an oral understanding between the parties hereto reached on March 22, 2001 and May 2, 2001 with respect to the issuance and sale to the Purchaser of the Common Stock at the Purchase Price and the Additional Purchase Price (as defined herein);

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

         1.  Sale and Purchase of the Securities.

             (a) Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchasers, and the Purchasers agree, severally and not jointly, to purchase from the Company, at the Closing (as hereinafter defined), such number of whole shares (the "Shares") of Common Stock as shall equal the dollar amount (such amount with respect to each Purchaser, the "Investment") set forth for opposite the name of such Purchaser on Schedule 1 hereto, divided by the Purchase Price (as hereinafter defined). The aggregate amount of all Investments shall equal $125,000,000. Subject to Section 3 below, the purchase price per share (the "Purchase Price") will equal ninety-five percent (95%) (the "VWAC Discount") of the average of the volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m. New York City time) on the New York Stock Exchange (the "NYSE") as reported by Bloomberg Financial LP using the AQR function (the "VWAC") for the Common Stock for each of the thirty (30) consecutive trading days (the "Pricing Period") ending on and

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including the third trading day prior to the Closing Date (as defined herein).
The Company will inform the Purchaser not later than 6:00 p.m. New York City time on the last date of the Pricing Period as to the amount of the Purchase Price. Notwithstanding anything to the contrary contained herein, in no event shall the Purchase Price be greater than $5.50.

             (b) The term "Other Purchasers" means certain funds internal to Transamerica, not yet identified, to be designated by Transamerica by written notice delivered to the Company not later than 5:00 p.m. New York City time on the business day immediately following the last day of the Pricing Period, and which will execute a counterpart to this Agreement. Such counterpart shall include the amount of any Investment and any Additional Purchase Amount, as defined below, to be made by such Other Purchaser.

         2. Additional Purchase. Upon the terms and subject to the conditions herein contained, the Purchasers have also agreed, severally and not jointly, to purchase in the aggregate from the Company, and the Company agrees to sell to the Purchasers, such number of additional whole shares of Common Stock (the "Additional Purchase Shares" and together with the Shares, the "Securities") as shall equal the dollar amount set forth opposite the name of such Purchaser on
Schedule 1 hereto, (such amount with respect to each Purchaser, the "Additional Purchase Amount") divided by $6.50 (the "Additional Purchase Price"). The aggregate amount of all Additional Purchase Amounts shall equal $25,000,000. Transamerica will inform the Company not later than 5:00 p.m. New York City time on the business day immediately following the last day of the Pricing Period as to the number of Additional Purchase Shares each Purchaser will purchase and Transamerica shall provide the Company prior to the Closing with a supplement to or amendment of Schedule 1 hereto detailing such Additional Purchase Shares.

         3. Purchase Price Protection. If the Company enters into any agreement with a third party whereby the Company agrees to sell substantially for cash from the date hereof and prior to the Closing Date, Common Stock or any security convertible or exchangeable into Common Stock and such sale is contingent upon the consummation of the Refinancings (as defined herein) (each, an "Other Financing"), then the Purchase Price shall be adjusted, but only if such adjustment would result in a lower Purchase Price to the Purchaser, to equal the effective purchase price per share of Common Stock paid by such third party. Notwithstanding anything to the contrary contained herein, in no event will there be an adjustment to the Additional Purchase Price.

         4. Closing. The closing of the sale to, and purchase by, the Purchasers of the Shares and the Additional Purchase Shares (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, simultaneously with closing of the Refinancings or at such other time and place as the Company and Transamerica may mutually agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to Transamerica on behalf of the Purchasers, one or more certificates evidencing the Securities (in such denominations and registered in the names set forth on Schedule 1 hereto as supplemented or amended form time to time prior to the Closing) against delivery to the Company of the Investments and the Additional Purchase Amounts, payable in each case by wire transfer of immediately available funds to an account that the Company will designate in writing to Transamerica.

         5. Representations and Warranties of the Purchaser; Restrictions on Transfer. Each Purchaser severally and not jointly represents and warrants to the Company as follows:

             5.1 Organization. The Purchaser is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement (as defined herein) and to consummate the transactions contemplated hereby and thereby.

             5.2 Validity. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Purchaser. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser and constitute a valid and binding obligations of the Purchaser enforceable against it in accordance with their terms.

             5.3 Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement or the transactions contemplated hereby.

             5.4 Restrictions on Dispositions. The Purchaser understands that the Securities have not been, and will not upon issuance be, registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the certificates evidencing the Securities shall bear the following legend to that effect:

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

The Company agrees to remove such restrictive legend on a certificate representing the Securities duly presented and upon satisfaction of the conditions set forth in the immediately preceding paragraph.

             5.5 Acquisition for Own Account. The Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

             5.6 Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser represents that by reason of the business and financial experience of its management, the Purchaser has the capacity to evaluate the risks and merits of, and make an informed decision with regard to, an investment in the Company and the transactions contemplated by this Agreement and the Registration Rights Agreement. The Purchaser further represents that the Purchaser is able to bear the economic risk of an investment in the Securities, and has an adequate income independent of any income produced from an investment in the Securities and has sufficient net worth to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.

             5.7 Accredited Investor. The Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

             5.8 Access to Information. The Issuer has made available to the Purchaser all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Purchaser has received physical delivery of all such documents, records and information which the Purchaser has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities.

         6. Representations and Warranties by the Company. The Company represents and warrants to the Purchaser as follows:

             6.1 Organization. The Company is duly organized and validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement (as defined herein) and to consummate the transactions contemplated hereby and thereby.

             6.2 Validity. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company enforceable against it in accordance with their terms.

             6.3 Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission for which the Purchaser will be liable in connection with the execution of this Agreement or the transactions contemplated hereby.

             6.4 Capital Stock and Related Matters.

             (a) As of May 14, 2001 and without giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company consisted of (i) 600,000,000 shares of Common Stock, of which approximately 394,341,787 shares were issued and outstanding and (ii) 20,000,000 shares of preferred stock, of which 3,360,237 shares of Series B Preferred Stock were outstanding. The outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable law. None of the outstanding shares of Common Stock or Preferred Stock are entitled to cumulative voting rights or preemptive rights. Except as set forth on Schedule 6.4 or Schedule 6.19 hereto, the Company has outstanding no option, warrant or other commitment to issue or to acquire any shares of its capital stock or any security or obligations convertible into or exchangeable for its capital stock, nor has it given any person or entity any right to acquire from the Company or sell to the Company any shares of its capital stock. Schedule 6.4 hereto sets forth as of the date hereof the outstanding shares of Common Stock, assuming the exercise of all outstanding options and warrants, the conversion of all securities or obligations convertible into or exchangeable for shares of its Common Stock and the issuance of the maximum number of shares of Common Stock subject to outstanding commitments of the Company.

             6.5 Governmental Consents, etc. No consent, approval or authorization of, or declaration or filing with, any governmental authority or agency or any securities exchange on the part of the Company is required for the valid execution and delivery of this Agreement and the Registration Rights Agreement, the consummation of the transactions contemplated hereby and thereby, or the valid offer, issue, sale and delivery of the Securities pursuant to this Agreement other than the filings with the Securities and Exchange Commission required to comply with its obligations under the Registration Rights Agreement. The Company is not in violation of any of the listing requirements of the New York Stock Exchange, except where such violation would not, individually or in the aggregate, have a material adverse effect on (i) the Securities, (ii) the ability of the Company to perform its obligations under this Agreement and the Registration Rights Agreement, or (iii) the assets, business, properties or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted).

             6.6 Offering of Securities. Neither the Company nor any person, firm or corporation acting on its behalf has sold or offered the Securities or any similar securities of the Company to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person or persons in such manner as would subject the offering, issuance or sale of any of the Securities to the provisions of Section 5 of the Securities Act. Neither the Company nor any person, firm or corporation acting on behalf of the Company has taken or will take any action which would subject the offering, issuance or sale of any of the Securities to the provisions of Section 5 of the Securities Act.

             6.7 Integration. Neither the Company nor any affiliate (as such term is defined in Rule 501(b) under the Securities Act) nor any person, firm or corporation acting on its behalf has, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Securities Act.

             6.8 Compliance with Other Instruments, etc. Neither the execution and delivery by the Company of this Agreement or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the issuance and sale of the Securities will (a) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, including any agreement or instrument relating to the Refinancings, (b) result in any violation of the provisions of the certificate of incorporation or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, (c) result in the creation under any agreement or instrument of any lien, security interest, encumbrance or other claim upon any of the assets of the Company, or (d) create in any person or entity any right to terminate any agreement with the Company or otherwise exercise any rights against the Company or cause any payment or performance obligation of the Company to be accelerated, except in each case (a-d) as would not, individually or in the aggregate have a material adverse effect on the business, results of operations, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted).

             6.9 Valid Issuance of Securities. The Securities have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement, and, when issued, sold and delivered in accordance with this Agreement against payment therefore of the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer set forth under this Agreement. The issuance of the Securities is not subject to preemptive rights.

             6.10 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, except for those franchises, permits, licenses the lack of which would not materially and adversely affect the business, properties, prospects or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently conducted or proposed to be conducted. The Company is not in default in any material respect under any such franchises, permits, licenses or other similar authority.

             6.11 Offering. Assuming the truth and accuracy of Transamerica's and each other Purchaser's representations and warranties set forth in this Agreement, the offer and sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereof that would cause the loss of such exemption.

             6.12 Financial Statements. The Company has caused to be delivered to the Purchaser a restated audited consolidated balance sheet of the Company as of February 26, 2000 (the "Balance Sheet") and restated audited consolidated statements of income and retained earnings and cash flows of the Company for the fiscal year ended February 26, 2000 (collectively with the Balance Sheet, the "Financial Statements"), together with an unqualified opinion thereon from the Company's independent accountants. The Company has also caused to be delivered to the Purchaser unaudited consolidated balance sheets of the Company as of May 27, 2000, August 26, 2000, and November 25, 2000 (the "Unaudited Balance Sheets") and unaudited consolidated statements of income and retained earnings and cash flows of the Company for the thirteen weeks ended May 27, 2000, twenty-six weeks ended August 26, 2000, and thirty-nine weeks ended November 25, 2000 (collectively with the Unaudited Balance Sheet, the "Unaudited Financial Statements"). The Financial Statements and Unaudited Financial Statements were prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position and the results of operations of the Company as of the dates, and for the periods, referred to therein.

             6.13 Environmental and Safety Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, except where any such violations would not, individually or in the aggregate, have a material adverse effect on the assets, business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted) and to the best of its knowledge, no material expenditures are or are reasonably expected to be required in order to comply with any such existing statute, law, or regulation.

             6.14 Litigation. Except as disclosed in the SEC Documents, as hereinafter defined, or on Schedule 6.14 hereto, there is no action, suit, proceeding, or investigation pending, or to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the Registration Rights Agreement, or the Company's ability to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted).

             6.15 Intellectual Property. To the best of its knowledge, (but without having conducted any special investigation or patent search), the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without conflict with, or infringement of, the rights of others, except where the failure to have such rights, individually or in the aggregate, would not have a material adverse effect on the assets, business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted).

             6.16 Securities and Exchange Commission Documents. Since October 11, 2000, the Company has timely filed, and at the Closing Date the Company will have timely filed, all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Closing Date and after October 10, 2000, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). The Company has made available to the Purchaser true and complete copies of the SEC Documents. As of their respective filing dates, the SEC Documents complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to the SEC Documents, except for the failure to include certain financial information as described therein, and none of the SEC Documents, at the time they were filed with the Securities and Exchange Commission, contained any untrue statement of a

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material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             6.17 Employee Relations. To the best of the Company's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between the Company and its employees. To the best of its knowledge and except as disclosed in the SEC Documents, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

             6.18 Compliance With Laws. Except as disclosed in the SEC Documents, the Company has not received any notification from any governmental entity (a) asserting a violation of any law, statute, ordinance or regulation or the terms of any judgements, orders, decrees, injunctions or writs applicable to the conduct of its business, (b) threatening to revoke any license, franchise permit or government authorization, or (c) restricting or in any way limiting its operations as currently conducted or proposed to be conducted, except where any such violations would not, individually or in the aggregate, have a material adverse effect on the assets, business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted).

             6.19 Changes. Except for transactions contemplated by this Agreement and the Registration Rights Agreement, the Refinancings or as disclosed in the SEC Documents or on Schedule 6.19 hereto, and other than transactions conducted in the ordinary course of business, since March 3, 2001, there has not been:

             (a) any change in the assets, liabilities, financial condition, or operating results of the Company, that have not been and are not expected to be, individually or in the aggregate, materially adverse to the assets, business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

             (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

             (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

             (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company;

             (e) any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

             (f) any material change in any compensation arrangement or agreement with any key employee, officer, director or stockholder other than that certain amendment to Robert Miller's Employment Agreement dated May 7, 2001, and that certain amendment to Mary Sammon's employment agreement dated May 7, 2001, copies of which are attached as Exhibit A hereto;

             (g) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

             (h) any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

             (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

             (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable or contested by the Company in good faith;

             (k) any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business, except for certain short term loans made by the Company to its officers described on Schedule 6.19 hereto;

             (l) any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any of the Company's capital stock, except for dividends paid-in-kind on outstanding Series B Preferred Stock or any dividends payable on the proposed Series C Preferred Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

             (m) any other event or condition of any character that would reasonably be expected to have a material and adverse effect on the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted); or

             (n) any agreement or commitment by the Company to do any of the things described in this Section 6.19.

         7.  Conditions of Parties' Obligations.

             7.1 Conditions of the Purchaser's Obligations. The obligations of the Purchaser under Sections 1, 2 and 4 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Purchaser.

             (a) Continued Accuracy of the Company's Covenants, Representations and Warranties. The representations and warranties of the Company contained in
Section 6 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

             (b) Consents and Waivers. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any stock exchange or of any third party that are required in connection with the issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

             (c) No Material Adverse Change. There shall be no material adverse change in the business, properties, prospects, or assets of the Company from and after the date of this Agreement.

             (d) Officer's Certificate. The Company shall have delivered to the Purchaser a certificate dated the Closing Date, executed by the Senior Executive Vice President and General Counsel of the Company, certifying the satisfaction of the conditions specified in (a), (b) and (c) of this Section 7.1.

             (e) Registration Rights Agreement. The Purchaser and the Company shall have executed and delivered the Registration Rights Agreement in substantially the form of Exhibit B hereto.

             (f) Refinancings. The Company shall have (i) increased the aggregate principal amount of borrowings available under its Senior Credit Agreement dated as of June 12, 2000 (the "Senior Credit Agreement") by at least $800 million, or entered into a new senior credit agreement having an aggregate principal amount of borrowings available under it equal to at least $1.9 billion (a "New Senior Credit Agreement"), or any combination thereof, (ii) extended the maturity of the Senior Credit Agreement to, or entered into a New Senior Credit Agreement with, a maturity date no earlier than January 1, 2005, and (iii) as a result of clauses (i) and (ii) in this Section 7(f), the Company shall have no more than $400 million of indebtedness for borrowed money outstanding, having a final maturity date earlier than January 1, 2005; provided, however, such amount shall not include any such balance that constitutes an accrued expense or trade payable or the Company's 10.5% Senior Secured Notes due 2002, (the events set forth in clauses (i), (ii) and (iii) above being hereinafter referred to herein as the "Refinancings"), all of which on terms and conditions not materially less favorable to the Company than the terms and conditions set forth on Exhibit C hereto (the "Commitment Letter").

             (g) 2001 Financial Statements. The Company shall have delivered to the Purchaser the audited consolidated balance sheet of the Company as of March 3, 2001 (the "2001 Audited Balance Sheet") and audited consolidated statements of income and retained earnings and cash flows of the Company for the fiscal year ended March 3, 2001 (collectively, with the 2001 Audited Balance Sheet, the "2001 Audited Financial Statements"), together with an unqualified opinion thereon from Deloitte & Touche LLP. Upon delivery of the 2001 Financial Statements to the Purchaser, the Company hereby represents and warrants that the 2001 Audited Financial Statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and will fairly present, in all material respects, the financial position and the results of operations of the Company as of the dates, and for the periods, referred to therein.

             (h) Opinion of Counsel. The Purchaser shall have received an opinion of the counsel to the Company, dated as of the Closing Date with respect to the due authorization and valid issuance of the Securities, subject to customary qualifications and assumptions.

             7.2 Conditions of the Company's Obligations. The obligations of the Company under Section 1, 2 and 4 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.

             (a) Continued Accuracy of Purchaser's Covenants, Representations and Warranties. The representations and warranties of the Purchaser contained in
Section 5 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

             7.3 Conditions of Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, and (b) any provision of any applicable law or regulation, or any judgment, injunction, order or decree prohibiting or enjoining the transactions contemplated by this Agreement.

         8. Negative Covenants of the Company. From the date hereof through the Closing Date, the Company shall promptly advise the Purchaser of any change that the Company reasonably believes would cause a representation or warranty to be untrue, cause a covenant to be unsatisfied, or would have a material adverse effect on the business, assets, properties or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted). Nothing contained in this Section 8 will prevent the Company from consummating any additional debt-for-equity exchanges, or any sale of equity or debt securities of the Company or the other transactions contemplated by or required by the Commitment Letter.

         9. Registration Rights Agreement. The Company and the Purchaser will enter into a registration rights agreement (the "Registration Rights Agreement") providing among other matters, that (i) the Company will file a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering the Securities for resale within thirty (30) days following the Closing Date, (ii) the Company will use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable, but no later than one hundred twenty (120) days following the Closing Date, and (iii) the Purchaser shall have customary piggyback registration rights.

             The Company will use its reasonable best efforts to keep the Registration Statement effective for a period ending on the earlier of (i) two
(2) years from the effective date of the Registration Statement or such shorter period that will terminate when the Securities have been sold pursuant to the Registration Statement, and (ii) the date on which the Securities become eligible for resale pursuant to Rule 144(k) under the Securities Act. The Purchaser's registration rights will be subject to customary blackout and cutback provisions. The Company will use its reasonable best efforts to become eligible to use the registration statement on Form S-3 as soon as possible on or after October 12, 2001.

         10. Indemnification.

             (a) The Company will indemnify the Purchaser, each of its directors, officers, agents, employees, representatives and controlling persons against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of any inaccuracy or breach or any representation or warranty made by the Company (for as long as such representations and warranties survive pursuant to Section 11.3 hereof), or the breach of any of the agreements or covenants contained in this Agreement, and will reimburse each such indemnified person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action. It is agreed that the indemnity agreement contained in this Section 10 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

             (b) Each Purchaser, severally and not jointly, shall indemnify the Company, each of its directors, officers, agents, employees, representatives and controlling persons against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of any inaccuracy or breach of any representation or warranty made by the

Purchaser (for as long as such representatives and warranties survive pursuant to Section 11.3 herein), or the breach of any of the agreements or covenants contained in this Agreement, and will reimburse each such indemnified person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action. It is agreed that the indemnity agreement contained in this Section 10 shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Purchaser (which consent shall not be unreasonably withheld).

             (c) Each party entitled to indemnification under this Section 10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified
Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense with counsel reasonably acceptable to and paid for by the Indemnifying Party but otherwise at the Indemnified Party's expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 to the extent such failure is not materially prejudicial. No Indemnifying Party in the defense of any such claim or litigation shall except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include an unconditional release of such Indemnified Party from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

             (d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         11. Miscellaneous.

             11.1 Termination. Either party to this Agreement may terminate this Agreement by giving written notice to such other non-terminating party if the Closing has not occurred by August 31, 2001; provided, however, that the right to terminate this Agreement under this Section 11.01 shall not be available to any party who is in breach of this Agreement and such breach has not been waived by the other party hereto, or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before August 31, 2001. If this Agreement is terminated pursuant to this Section 11.1, then all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other party; provided, however, that Section 11.9 shall survive any termination of this Agreement.

             11.2 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

             11.3 Survival of Representations and Warranties.. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement or in any schedules hereto or certificates delivered pursuant to this Agreement shall survive the Closing for a period of 180 days. Any claim for indemnification under Section 10 arising out of the inaccuracy or breach of any representation or warranty must be made prior to the termination of the applicable survival period and such representation or warranty which is the subject of such claim shall survive with respect to such claim until the final resolution thereof.

             11.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             11.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to conflicts of laws, rules or principles.

             11.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

             11.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

             11.8 Notices. Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

             11.9 Expenses. The Company shall pay all reasonable legal fees and expenses incurred by the Purchaser in connection with the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby, up to a maximum of $80,000; provided, however, that if the Closing does not occur and the failure of the Closing to occur is not attributable to the breach by the Company of its obligations under Section 7.1 hereof which have not been waived in whole or in part by the Purchaser, then the Company shall not have any liability for any fees or expenses of the Purchaser.

             11.10 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

             11.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

             11.12 Jurisdiction.

         Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.8 shall be deemed effective service of process on such party.

             11.13 No Implied Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             11.14 Waiver of Jury Trial.

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

             11.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.



                            [Execution Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                    RITE AID CORPORATION


                                                    By:_________________________
                                                       Name:
                                                       Title:
                                                    Address: 30 Hunter Lane
                                                             Camp Hill, PA 17011
                                                    Telephone No: (717) 761-2633
                                                    Facsimile No: (717) 975-5952

                                                    TRANSAMERICA INVESTMENT
                                                       MANAGEMENT, LLC


                                                    By:_________________________
                                                       Name:
                                                       Title:
                                                    Address:____________________
                                                            ____________________
                                                            ____________________
                                                    Telephone No:_______________
                                                    Facsimile No:_______________

                                   SCHEDULE 1
                                   INVESTMENT
                     (Including Additional Purchase Amount)



                                                        Number of                      Number of
                                                         shares        Additional      Additional
                                                        of Common       Purchase        Purchase
                                        Investment        Stock          Amount          Shares
                                        ----------      ---------      ----------      ----------
Transamerica Investment Management,
  LLC                                  $150,000,000                    $25,000,000


                                  SCHEDULE 6.4
                                 CAPITALIZATION



Rite Aid Common Stock Outstanding as of May 14, 2001:                                        394,341,787


3,360,237 Series B, $100 Par, Preferred Stock Convertible to Common Stock
  at $5.50 per Share:                                                                         61,095,218


In the Money Stock Options (a)                                                                44,172,650


  Common Stock on a Fully diluted Basis as of May 15, 2001:                                  499,609,655


Debt for Equity Exchanges Agreed to and Priced but Not Yet Settled:

  Exchange of PCS Facility for stock                                                             714,979

  Exchange of RCF Facility for stock                                                           1,429,957

  Exchange of RCF Facility for stock                                                           1,443,814

  Exchange of RCF Facility for stock                                                           8,562,174(b)

  Exchange of RCF Facility for stock                                                          12,654,598(b)
                                                                                             -----------
                                                                                              24,805,522


                                                                                             -----------

  Common Stock on a Pro Forma Fully diluted Basis as of May 15, 2001:                        524,415,177
                                                                                             ===========



(a) Includes 38.2 million shares which are not yet vested.

(b) May be issued initially as Series C Convertible Preferred Stock.




Not Included in the Above Total are the Following:

A: $152,016,000 of 5.25% Convertible Subordinated Notes due 2002 that are
   Convertible into 27.672 Shares of Common Stock per $1,000 note.

B. Warrants Held by J.P. Morgan to purchase 2,500,000 Shares of Rite Aid Common Stock at $11.00 per Share.

C. Private Debt for Equity Exchanges that were Agreed to but Not Yet Priced:

   $40,000,000    Exchange of 10.5% Notes Due 9/15/02 for stock
   $15,300,000    Exchange of 10.5% Notes Due 9/15/02 for stock
   $ 2,200,000    Exchange for RCF Facility for stock
   -----------
   $57,500,000
   ===========

D. Shareholder suit settlement for 20,000,000 shares of common stock.

E. 3,000,000 common stock purchase warrants proposed to be issued in connection with the exchange of $152 million of the Company's 10.5% Senior Secured Notes for a new series of 12.5% Senior Secured Notes due 2006.

F. 9,244,149 stock options that are not in the money including 1,819,000 shares not yet vested.

                                  SCHEDULE 6.14
                                   LITIGATION

         Federal Investigations

         There are currently pending federal governmental investigations, both civil and criminal, by the SEC and the United States Attorney, involving our financial reporting and other matters. We are cooperating fully with the SEC and the United States Attorney.

         The U.S. Department of Labor has commenced an investigation of matters relating to our employee benefit plans, including our principal 401(k) plan, which permitted employees to purchase our common stock. Purchases of our common stock under the plan were suspended in October 1999. In January 2001, we appointed an independent trustee to represent the interests of these plans in relation to the company and to investigate possible claims the plans may have against us. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against us. The investigations, with which we are cooperating fully, are ongoing and we cannot predict their outcomes. In addition, a purported class action lawsuit on behalf of the plans and their participants has been filed by a participant in the plans in the United States District Court for the Eastern District of Pennsylvania.

         These investigations are ongoing and we cannot predict their outcomes. If we were convicted of any crime, certain contracts and licenses that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

         Stockholder Litigation

         We, certain of our directors, our former chief executive officer Martin Grass, our former president Timothy Noonan, our former chief financial officer Frank Bergonzi, and our former auditor KPMG LLP, have been sued in a number of actions, most of which purport to be class actions, brought on behalf of stockholders who purchased our securities on the open market between May 2, 1997 and November 10, 1999. All of these cases have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania. On November 9, 2000, we announced that we had reached an agreement to settle the consolidated securities class action lawsuits pending against us in the U.S. District Court for the Eastern District of Pennsylvania and the derivative lawsuits pending there and in the Delaware Court of Chancery.

Under the agreement, which has been submitted to the courts for approval, we will pay $45 million in cash, which will be fully funded by our officers' and directors' liability insurance, and issue shares of common stock in 2002. The shares will be valued over a 10 day trading period in January 2002. If the value determined is at least $7.75 per share, we will issue 20 million shares. If the value determined is less than $7.75 per share, we have the option to deliver any combination of common stock, cash and short-term notes, with a total value of $155 million. As additional consideration for the settlement, we have assigned to the plaintiffs all of our claims against the above named executives and KPMG LLP. Several members of the class have elected to "opt-out" of the class and, as a result, if the settlement is approved by the court, they will be free to individually pursue their claims. Management believes that their claims, individually and in the aggregate, are not material.

         Drug Pricing and Reimbursement Matters

         On October 5, 2000, we settled, for an immaterial amount, and without admitting any violation of the law, the lawsuit filed by the Florida Attorney General alleging that our non-uniform pricing policy for cash prescription purchases was unlawful under Florida law.

         The filing of the complaint by the Florida Attorney General, and our press release issued in conjunction therewith, precipitated the filing of a purported federal class action in California and several purported state class actions, all of which (other than those pending in New York that were filed on October 5, 1999 and those pending in California that were filed on January 3, 2000 ) have been dismissed. A motion to dismiss the action in New York is currently pending. We believe that the remaining lawsuits are without merit under applicable state consumer protection laws. As a result, we intend to continue to vigorously defend against them and we do not anticipate that if fully adjudicated, they will result in an award of damages. However, such outcomes cannot be assured and a ruling against us could have a material adverse effect on the financial position and results of operations of the company as well as necessitate substantial additional expenditures to cover legal costs as we pursue all available defenses.

         We are being investigated by multiple state attorneys general for our reimbursement practices relating to partially-filled prescriptions and fully-filled prescriptions that are not picked up by ordering customers. We are supplying similar information with respect to these matters to the Department of Justice. We believe that these investigations are similar to investigations which were, and are being, undertaken with respect to the practices of others in the retail drug industry. We also believe that our existing policies and procedures fully comply with the requirement of applicable law and intend to fully cooperate with these investigations. We cannot, however, predict their outcomes at this time.

         An individual acting on behalf of the United States of America, has filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania under the Federal False Claims Act alleging that we defrauded federal health care plans by failing to appropriately issue refunds for partially filled prescriptions and prescriptions which were not picked up by customers. The Department of Justice has not decided whether to join this lawsuit, as is its right under the law, and its investigation is continuing. We have filed a motion to dismiss the complaint for failure to state a claim.

         If any of these cases result in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial position and cash flows could be materially adversely affected.

         Store Management Overtime Litigation

         We are a defendant in a class action pending in the California Superior Court in San Diego with three subclasses, comprised of our California store managers, assistant managers and managers-in-training. The plaintiffs seek back pay for overtime not paid to them and injunctive relief to require us to treat our store management as non-exempt. They allege that we decided to minimize labor costs by causing managers, assistant managers and managers-in-training to perform the duties and functions of associates for an excess of forty hours per week without paying them overtime. We believe that in-store management were and are properly classified as exempt from the overtime provisions of California law. We have filed a motion to decertify the class which is currently pending. Our results of operations and financial position could be materially adversely affected by an adverse judgment in this matter.

         Other

         We are subject from time to time to lawsuits arising in the ordinary course of business. In the opinion of our management, these matters are adequately covered by insurance or, if not so covered, are without merit or are of such nature or involve amounts that would not have a material adverse effect on our financial condition, results of operations or cash flows if decided adversely.

                                  SCHEDULE 6.19
                                     CHANGES



                              Rite Aid Corporation
                   Restricted Stock Loans issued 5/01-6/15/01

                                        Vested                                       Int. Rate:         4.25%
         Name                SS #       Shares    Gross Income      Total W/H         Loan Amt.       Interest         Total
----------------------   -----------   -------   --------------   --------------   --------------   ------------   --------------
Lovett                   ###-##-####    10,000   $    84,500.00   $    28,096.25   $    28,096.25   $     107.96   $    28,204.21
                                       -------   --------------   --------------   --------------   ------------   --------------
    Non ss.16b Officer                  10,000   $    84,500.00   $    28,096.25   $    28,096.25   $     107.96   $    28,204.21
                                       -------   --------------   --------------   --------------   ------------   --------------

Gerson                   ###-##-####    12,500   $   106,750.00   $    47,877.38   $    47,877.38   $   2,074.90   $    49,952.28
Hall                     ###-##-####    36,591   $   312,487.14   $   140,150.49   $   140,150.49   $   6,073.80   $   146,224.29
Jessick                  ###-##-####   124,622   $ 1,064,271.88   $   477,325.94   $   477,325.94   $  20,686.22   $   498,012.16
Mastrian                 ###-##-####    12,500   $   106,750.00   $    47,877.38   $    47,877.38   $   2,074.90   $    49,952.28
Miller                   ###-##-####   382,387   $ 3,265,584.98   $ 1,464,614.87   $ 1,464,614.87   $  63,473.06   $ 1,528,087.93
Sammons                  ###-##-####   247,841   $ 2,116,562.14   $   949,278.13   $   949,278.13   $  41,139.55   $   990,417.68
Sari                     ###-##-####     8,750   $    74,725.00   $    33,514.17   $    33,514.17   $   1,452.43   $    34,966.60
Sorkin                   ###-##-####     8,750   $    74,725.00   $    33,514.17   $    33,514.17   $   1,452.43   $    34,966.60
Standley                 ###-##-####   124,622   $ 1,064,271.88   $   477,325.94   $   477,325.94   $  20,686.22   $   498,012.16
                                       -------   --------------   --------------   --------------   ------------   --------------
       ss.16b Officer's                958,563   $ 8,186,128.02   $ 3,671,478.47   $ 3,671,478.47   $ 159,113.49   $ 3,830,591.97
                                       -------   --------------   --------------   --------------   ------------   --------------
       Total Loan Amounts              968,563   $ 8,270,628.02   $ 3,699,574.72   $ 3,699,574.72   $ 159,221.45   $ 3,858,796.18
                                       =======   ==============   ==============   ==============   ============   ==============

         On May 16, 2001, Rite Aid issued a press release announcing the details of a comprehensive $3.0 billion refinancing package that includes a commitment for a new $1.9 billion senior secured credit facility fully underwritten by Citibank NA, J.P. Morgan Chase & Co., Credit Suisse First Boston Corporation and Fleet Retail Finance, Inc.

         The closing of the new credit facility is subject to the satisfaction of customary closing conditions and Rite Aid's issuance of approximately $1.05 billion in new debt or equity securities, of which $527 million, as of May 16, 2001, has been committed or arranged.. Rite Aid plans to raise, at a minimum, the additional $523 million by issuing equity and fixed income securities and through real estate mortgage financings in transactions which are intended to close simultaneously with, and which will be conditioned upon, the closing of the new credit facility. The new credit facility will be secured by inventory, accounts receivable and certain other assets owned by Rite Aid's subsidiaries. The facility will be used to repay Rite Aid's first and second lien debt, pay expenses associated with the planned refinancing and for general working capital purposes.

         Rite Aid also announced that one of the holders has committed to exchange $152 million of our 10.5% senior secured notes due 2002 for $152 million of new 12.5% senior secured notes maturing in 2006. The new notes will be secured by a second lien on the collateral securing the new credit facility. In connection with the exchange, the holder will receive five-year warrants to purchase 3.0 million shares of Rite Aid common stock at $6.00 per share. The exchange will take place simultaneously with, and is contingent upon, the closing of the new credit facility.

         Rite Aid also announced that included in the $527 million that has already been committed are recently completed or contracted private exchanges of common stock for $226.2 million of our bank debt and 10.5% senior secured notes due 2002.

                                    EXHIBIT A
                        AMENDMENT TO EMPLOYMENT AGREEMENT

                                    EXHIBIT B
                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C
                                COMMITMENT LETTER

                                                     June 25, 2001


Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Elliot S. Gerson, Esq.
           Senior Executive Vice President and
           General Counsel

Ladies and Gentlemen:

         Reference is made to that certain stock purchase agreement made as of May 17, (the "Stock Purchase Agreement") by and between Rite Aid Corporation ("Rite Aid") and Transamerica Investment Management, LLC the Other Purchasers (collectively, the "Purchasers"). All capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement. In connection with the sale of the Shares by Rite Aid, we hereby agree that the following will be added to the end of Section 2.1(d) of the Registration Rights Agreement and shall be included in the Registration Rights Agreement executed by Rite Aid and the Purchasers:

         "Notwithstanding anything to the contrary contained in this Section 2.1(d), the Company may cause one or more additional Blackout Periods (each, an "Additional Blackout Period"), in order to file a post effective amendment to the Shelf Registration Statement to: (i) include and update the Company's financial statements for the Company's first fiscal quarter ending June 2, 2001, which post effective amendment will be filed with the Commission not later than the three (3) business days following the date the Company files its Quarterly Report on Form 10-Q for such quarter with the Commission, and (ii) include and update the Company's financial statements for the Company's second quarter ending September 1, 2001, which post effective amendment will be filed with the Commission not later than the three (3) business days following the date the Company files its Quarterly Report on Form 10-Q for such quarter with the Commission. No Additional Blackout Period shall count against the Blackout Periods permitted above, provided, that, the Commission declares the post effective amendment which resulted in the Additional Blackout Period effective not later than the twentieth (20) day following the date the Company files such post effective amendment with the Commission. In the event the Commission does not declare any such post effective amendment effective within such twenty-day period, then such Additional Blackout Period shall count as a Blackout Period."

         In addition, Section 2.1(d) will be amended by replacing "ninety (90)" with "seventy-five (75)".

         If you are in agreement with the foregoing, please execute and return a copy of this Letter Agreement which will constitute our agreement with respect to the subject matter hereof.


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

                                                         Very truly yours,


                                                         TRANSAMERICA INVESTMENT
                                                           MANAGEMENT, LLC

                                                         By:____________________
                                                            Name:
                                                            Title:

Agreed to and accepted as of
the date first written above

RITE AID CORPORATION

By:______________________________________
   Name:  Elliot S. Gerson
   Title: Senior Executive Vice President
          and General Counsel

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